Exhibit 99.5

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Olin Corporation (“Olin”) on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Olin and Huntsman Corporation, which is part of the Registration Statement, of our written opinion, dated June 15, 2026, appearing as Annex F to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Huntsman Board of Directors and Reasons for the Merger,” “The Merger—Opinions of Huntsman’s Financial Advisors” and “The Merger—Certain Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Lily Mahdavi
Name:	Lily Mahdavi
Title:	Managing Director

July 10, 2026